Exhibit 10.25

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 29, 2009 (the “Effective Date”) between Abraxis BioScience, Inc., a Delaware corporation (“Parent”), and its wholly-owned operating subsidiary Abraxis BioScience, LLC, a Delaware limited liability company (the “Company”), on the one hand, and Leon O. Moulder, Jr. (“Executive”), on the other hand.

RECITAL

Parent and the Company desire to employ Executive, and Executive desires to be so employed by Parent and the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the parties hereby agree as follows:

1. Definitions. Unless otherwise defined herein, the capitalized terms defined in Exhibit A shall have the meanings therein specified for all purposes of this Agreement.

2. Employment.

(a) Subject to the terms and conditions contained herein, Parent and the Company hereby agree to employ Executive, and Executive accepts such employment, on the Effective Date until the Termination Date (the “Employment Term”).

(b) During Executive’s employment under this Agreement, Executive shall render services to the Company and Parent in the positions of President and Chief Executive Officer of the Company and Parent and President and Chief Executive Officer of Abraxis Oncology, an operating division of the Company, plus such additional title or titles as may be assigned to Executive by the board of directors of Parent (the “Board”). Executive shall perform the duties and have the authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized public companies, subject to additional duties (that are not materially inconsistent with duties and responsibilities as are normally related to such positions) as may be assigned by the Board and subject to the terms and conditions hereof. Executive will report to the Board. In addition, so long as Patrick Soon-Shiong, M.D. serves as the Executive Chairman of the Board (whether before or after any Spin Transaction), Executive will also report to Dr. Soon-Shiong as Executive Chairman. As of the Effective Date, the Board shall appoint Executive as Vice Chairman of the Board.

(c) Except as set forth on the Reporting Schedule, all employees of the Company and Parent shall report to Executive or his designee. In performing his services hereunder, Executive shall abide by the rules, regulations and practices of the Company and Parent as adopted or modified from time to time in the sole discretion of the Company and Parent.

(d) Executive will devote substantially all of his entire business time, energy, attention and skill to the services of the Company and Parent and to the promotion of its interests. So long as Executive is employed by the Company, Executive shall not, without the written consent of the Company (except as provided below):

(i) engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after the term of this Agreement; or

(ii) render or perform services of a business, professional, or commercial nature other than to or for the Company, Parent and their affiliates, either alone or as an employee, consultant, director, officer, or partner of another business entity (including serving on boards of directors), whether or not for compensation;

provided, that it shall not be a violation of this Agreement for Executive, without the Company’s or Board’s consent, to (A) serve on civic or charitable boards, (B) manage personal and family investments, (C) serve on corporate boards of those companies as the Chairman of the Board or the Board may approve, or (D) engage in such other activities as the Chairman of the Board or the Board may approve, in each case so long as such activities do not interfere materially with the performance of Executive’s duties and responsibilities to the Company and Parent.

(e) Prior to or concurrently with the execution of this Agreement, Executive has executed a Proprietary Interest Protection Agreement (the “Confidentiality Agreement”) and Parent’s standard form of indemnification agreement (the “Indemnification Agreement”), copies of which are attached hereto as Exhibit B and Exhibit C, respectively. To the extent any part of this Agreement conflicts or is inconsistent with any part of the Confidentiality Agreement or the Indemnification Agreement, the terms and conditions of this Agreement shall govern, and the conflicting or inconsistent provisions of the Confidentiality Agreement and the Indemnification Agreement shall have no force or effect.

3. Location of Employment. Executive’s principal place of employment shall be at the Company’s offices in Bridgewater, New Jersey; provided, that Executive shall from time to time be required to travel to various domestic and foreign locations for purposes consistent with his duties hereunder.

4. Compensation.

(a) In exchange for full performance of Executive’s obligations and duties under this Agreement, the Company shall pay Executive a salary at the rate of Six Hundred Fifty Thousand Dollars ($650,000.00) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. The Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for increasing salaries for executive officers and may be increased in the sole discretion of the Board or Parent’s Compensation Committee. The Base Salary shall not be reduced except in the case of a reduction of base salary applied generally to the other executive officers of the Company, provided that such reduction of Executive’s Base Salary is no more than ten percent (10%) from the highest Base Salary during the Employment Term. Any such adjusted salary shall become the “Base Salary.”

(b) During Executive’s employment under this Agreement, Executive shall also be reimbursed by the Company for reasonable business expenses actually incurred or paid by Executive, consistent with the policies established by the Company, in rendering to the Company, Parent and their affiliates the services provided for in this Agreement. All business expense reimbursements shall be made in accordance with the Company’s reimbursement policy.

(c) Executive shall be entitled to vacation and sick leave on terms equivalent to those of other executive officers of the Company. Executive shall accrue vacation at the rate of four (4) weeks per year of employment with the Company in accordance with the Company’s standard vacation policy.

(d) Executive shall be entitled to participate in all benefit plans (including, but not limited to, any medical, dental, life insurance, retirement and disability plans) and to all perquisites which shall be available from time to time to the executive officers of the Company generally. Executive acknowledges and agrees that the Company may, in its discretion, terminate at any time or modify from time to time any such benefit plans so long as such termination or modification is applicable to all executive officers.

(e) To assist Executive and his immediate family with relocating to the New Jersey area, the Company will pay or reimburse Executive up to an aggregate of $50,000 for (i) all reasonable moving costs, (ii) the reasonable costs for up to two exploratory trips to the New Jersey area, including airfare, lodging, meals, rental car and other incidental expenses, and (iii) reasonable temporary housing in the New Jersey area for up to six (6) months; provided, that Executive must incur such costs on or before December 31, 2009 and must provide the Company with reasonably detailed backup documentation supporting the costs incurred; provided, further, that the Company shall not be responsible for broker’s fees, real estate transfer taxes or any other costs associated with the relocation of Executive or his immediate family. If the Company terminates Executive’s employment for Cause pursuant to Section 6(c) or Executive voluntarily terminates his employment with the Company pursuant to Section 6(e) (other than for Good Reason as set forth in Section 6(f)), in each case on or before the expiration of the one (1) year anniversary of the Effective Date, then Executive shall repay the Company all relocation costs paid or reimbursed by the Company pursuant to this subsection (e) within thirty (30) days of his Termination Date.

(f) As of the Effective Date, Parent will grant Executive with an option to purchase two hundred thousand (200,000) shares of Parent’s common stock under Parent’s 2007 Stock Incentive Plan, which option shall (a) have an exercise price equal to the closing trading price of Parent’s common stock on the grant date, (b) vest in equal annual installments over a four-year period, starting on the first anniversary of the grant date, (c) vest in full upon the consummation of a Transaction, provided Executive either (i) is employed with the Company on the date of such Transaction or (ii) was terminated without Cause or resigned for Good Reason within six (6) months prior to such Transaction and such termination or event permitting a resignation for Good Reason is in contemplation of a Transaction and (d) be subject to the terms and conditions of the stock option agreement substantially in the form attached hereto as Exhibit D.

(g) As of the Effective Date, Parent will grant Executive fifty thousand (50,000) restricted stock units under Parent’s 2007 Stock Incentive Plan, which restricted stock units shall (a) entitle Executive to one share of Parent’s common stock for each vested restricted stock unit, (b) vest in equal annual installments over a four-year period, starting on the first anniversary of the grant date, (c) vest in full upon the consummation of a Transaction, provided Executive either (i) is employed with the Company on the date of such Transaction or (ii) was terminated without Cause or resigned for Good Reason within six (6) months prior to such Transaction and such termination or event permitting a resignation for Good Reason is in contemplation of a Transaction and (d) be subject to the terms and conditions of the restricted stock unit agreement substantially in the form attached hereto as Exhibit E.

(h) As of the Effective Date, Parent will grant Executive two hundred thousand (200,000) restricted stock units under Parent’s 2007 Stock Incentive Plan, which restricted stock units shall (a) entitle Executive to one share of Parent’s common stock for each vested restricted stock unit, (b) vest only in accordance with Schedule A and (c) be subject to the terms and conditions of the restricted stock unit agreement substantially in the form attached hereto as Exhibit F.

(i) Beginning in 2010 and in each fiscal year during the Employment Term afterwards, Executive shall be eligible to receive a long-term equity incentive award, consistent with awards to other executive officers of the Company, in such amount and form, and subject to such terms and conditions, as may be determined in the sole discretion of the Board or Parent’s Compensation Committee.

(j) Executive shall be eligible to receive an annual bonus in such amount, and subject to such performance targets and other factors, as may be determined in the sole discretion of the Board or Parent’s Compensation Committee (“Annual Bonus”), and performance targets for Executive shall be established at the same time such amounts and targets are established for the other executive officers of the Company. The target amount of each Annual Bonus for each fiscal year during the Employment Term shall not be less than seventy-five percent (75%) of Executive’s Base Salary (“Target Bonus”). As the Annual Bonus is subject to the attainment of performance targets, it may be paid, to the extent earned or not earned, at below target levels, and above target levels (with a maximum of 150% of Target Bonus for the applicable fiscal year). Subject to the Company’s policies or practices regarding vesting of the Annual Bonus, any Annual Bonus earned shall be paid at the same time as bonuses for other executive officers but in no event later than March 15th of the calendar year immediately following the year in which such Annual Bonus becomes vested. The Company and Parent acknowledge that Executive’s target Annual Bonus amount for the 2009 fiscal year will be seventy-five percent (75%) of his Base Salary for the partial fiscal year.

(k) Within thirty (30) days after the Effective Date, the Company shall pay to Executive a one-time sign on bonus of One Hundred Thousand Dollars ($100,000.00) in cash (“Sign On Bonus”), subject to any required withholdings pursuant to Section 4(l). If the Company terminates Executive’s employment for Cause pursuant to Section 6(c) or Executive voluntarily terminates his employment with the Company pursuant to Section 6(e) (other than for Good Reason as set forth in Section 6(f)), in each case on or before the expiration of the one (1) year anniversary of the Effective Date, Executive shall repay the Company the Sign On Bonus in cash within thirty (30) days of his Termination Date.

(l) The Company and Parent shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company and Parent provides to its other officers and directors. These obligations shall survive the termination of Executive’s employment with the Company.

(m) Notwithstanding anything else herein to the contrary, the Company and/or Parent may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement or otherwise such non-U.S., U.S., federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

5. Term. Executive’s employment hereunder shall commence on the Effective Date and shall continue in effect until terminated pursuant to Section 6 below.

6. Termination. Executive’s employment hereunder may be terminated as follows:

(a) The employment of Executive under this Agreement shall terminate on the date of Executive’s death.

(b) The employment of Executive under this Agreement may be terminated by the Company immediately upon giving Executive notice if Executive becomes Disabled. Notwithstanding the foregoing, in the event that as a result of earlier absence because of a mental or physical incapacity Executive incurs a “separation from service” pursuant to Treasury Regulation 1.409A-1(h)(1)(i) Executive shall on such date automatically be terminated from employment because Executive has become Disabled.

(c) The employment of Executive under this Agreement may be terminated by the Company upon giving Executive notice following the occurrence of an event constituting Cause.

(d) In addition to the circumstances described in subsection (c) above, the Company may terminate Executive’s employment at any time (immediately upon giving notice to Executive) for any reason or no reason, with or without Cause or prior notice; provided, that a cessation of the Company’s employment of Executive in connection with a Transaction shall not be deemed for purposes of this Agreement to be a termination of Executive by the Company if the Successor assumes and agrees in writing to perform the Company’s obligations hereunder.

(e) Executive may voluntarily terminate his employment with or without Good Reason (subject to Section 6(f) below) under this Agreement by giving the Chairman of the Board or the Board written notice of his resignation signed by Executive.

(f) Executive’s voluntary termination shall be deemed for purposes hereof to have occurred for Good Reason only if (i) Executive provides written notice to the Company prior to resignation and within thirty (30) days following the first occurrence of circumstances giving rise to Good Reason, (ii) the Company fails to correct the circumstances giving rise to Good Reason prior to resignation and within thirty (30) days following receipt of such notice and (iii) Executive resigns within fifteen (15) days following such thirty (30) day period.

7. Consequences of Termination.

(a) If the employment of Executive under this Agreement is terminated pursuant to Sections 6(a) (death), 6(b) (Disability), 6(c) (termination with Cause) or 6(e) (voluntary termination, other than for Good Reason), then (i) the Company shall pay Executive (or, as applicable, his heirs, estate or representative) the Accrued Compensation, (ii) the Company shall provide to Executive (or his dependents, as applicable) such benefits, if any, as may be required to be provided by the Company under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and any disability policy of the Company applicable to Executive, (iii) Executive (or, as applicable, his heirs, estate or representative) shall be entitled to any then-vested benefits, stock options and other equity awards as applicable pursuant to the terms of such benefits, options or awards and (iv) Executive shall not be entitled to any other compensation or benefits from the Company or Parent or their respective affiliates under this Agreement or otherwise (other than as provided in Section 17 and 21 hereof). Notwithstanding the foregoing, if Executive’s employment is terminated pursuant to Section 6(a) (death) or 6(b) (Disability), Executive (or, as applicable, his heirs, estate or representative) shall be entitled to an amount equal to the Target Bonus for the year in which termination occurs, prorated based on the number of days of employment during the year in which the termination has occurred relative to 365 days, payable at the time an Annual Bonus would otherwise be paid, but no later than March 15th following the end of the year in which the termination occurred (the “Pro-Rata Bonus”).

(b) If the employment of Executive under this Agreement is terminated by the Company without Cause as provided in Section 6(d) or by Executive for Good Reason pursuant to Section 6(f) in connection with or within one (1) year following a Transaction, then Executive shall not be entitled to any compensation or benefits from the Company under this Agreement or otherwise, except for the following: (i) the Accrued Compensation; (ii) the Company shall pay Executive a lump sum payment equal to twenty-four (24) months of Base Compensation plus two times the Target Bonus for the year in which termination occurs; (iii) the Pro-Rata Bonus; and (iv) the Company shall provide reimbursement of Executive’s COBRA premiums until he obtains new employment, up to a maximum of six (6) months from the Termination Date, subject to Executive’s submission of appropriate documentation; provided, that Executive shall not be entitled to receive or retain any post-termination benefits described in this subsection (b) unless, within twenty-one (21) days (or forty-five (45) days if required by applicable law) following the Termination Date, he executes and delivers to the Company a Release of Claims in the form attached as Exhibit H hereto, and does not revoke such Release of Claims during any applicable revocation period. Any payments due pursuant to this subsection (b) (other than the Accrued Compensation and the Pro-Rata Bonus, which shall be paid in accordance with the payment provisions of such defined terms) shall be made during the second month following the month in which the Termination Date occurs, subject to any delay required by Section 21(b)below. Benefits provided under this Section 7(b)

shall be in lieu of any benefits provided pursuant to Section 7(c) below. In the event of the consummation of a Transaction within six (6) months following the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason and and such termination is in contemplation of a Transaction, then Executive shall be entitled to receive the difference between those benefits provided pursuant to this subsection (b) and those benefits already provided pursuant to Section 7(c). Such benefits (other than the COBRA reimbursement premiums) shall be paid in a lump sum within two and one half (2.5) months following the consummation of the Transaction.

(c) Subject to subsection (b) above, if the employment of Executive under this Agreement is terminated by the Company without Cause as provided in Section 6(d) or by Executive for Good Reason pursuant to Section 6(f), then Executive shall not be entitled to any compensation or benefits from the Company under this Agreement or otherwise (other than as provided in Section 17 and 21 hereof), except for the following:

(i) the Company shall pay to Executive all Accrued Compensation;

(ii) the Company shall pay Executive a lump sum amount equal to (a) twelve (12) months of Base Compensation plus (b) the Pro-Rata Bonus;

(iii) the Company shall provide reimbursement of Executive’s COBRA premiums until he obtains new employment, up to a maximum of six (6) months from the Termination Date, subject to Executive’s submission of appropriate documentation; and

(iv) the vesting of the stock options and other equity awards (other than those restricted stock units granted pursuant to Section 4(h)) granted to Executive shall accelerate so that an additional twenty-five percent (25%) of the underlying shares shall vest on the Termination Date; provided, that no more than 100% of the underlying shares subject to such options or other equity awards then-outstanding shall vest in the event the unvested portion on the Termination Date is less than twenty-five percent (25%);

provided, that Executive shall not be entitled to receive or retain any post-termination benefits described in clauses (ii), (iii) and (iv) of this subsection (c) unless, within twenty-one (21) days (or forty-five (45) days if required by applicable law) following the Termination Date, he executes and delivers to the Company a Release of Claims in the form attached as Exhibit H hereto, and does not revoke such Release of Claims during any applicable revocation period. Any payments due pursuant to this subsection (b) (other than the Accrued Compensation and the Pro-Rata Bonus, which shall be paid in accordance with the payment provisions of such defined terms ) shall be made during the second month following the month in which the Termination Date occurs, subject to any delay required by Section 21(b)below.

(d) Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company (or, as applicable, Parent) and shall be promptly returned to the Company upon termination of Executive’s employment. Executive may retain Executive’s rolodex and similar address books. To the extent that Executive is provided with a cell phone number by the Company or Parent during employment, the Company or Parent shall reasonably cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.

(e) Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company, Parent, and each of their subsidiaries. Following any termination of employment, Executive shall reasonably cooperate with the Company (i) in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees and (ii) in the defense of any action brought by any third party against the Company or Parent that relates to Executive’s employment by the Company; provided, that the Company provides Executive with reasonable notice and the timing and location of such cooperation shall be in a manner that does not interfere in any material respect with Executive’s business or personal obligations. The Company shall reimburse Executive for any reasonable and documented out-of-pocket fees and expenses incurred by Executive in connection with such cooperation.

8. Additional Post-Termination Obligations.

(a) Executive acknowledges that (i) because of his position with the Company, he will have access to information about the operations, business strategies and customers, and other valuable proprietary information and trade secrets, of the Company, Parent and their affiliates, (ii) the use or disclosure of such information and trade secrets in violation of this Agreement would be extremely difficult to detect or prove and (iii) any activities restricted by this Section 8 would necessarily involve the use or disclosure of the Company’s and/or Parent’s trade secrets and/or proprietary information. Accordingly, Executive agrees that from the date hereof until after the twelve (12) month anniversary of the Termination Date, Executive will not, directly or indirectly:

(i) own, manage, operate, control or otherwise engage in any business activity or participate in, or be connected to, as an owner, partner, advisor, member of the board of directors of, employee of, or consultant to, a Competitor of the Company or Parent (or any of their subsidiaries or affiliates); provided, that nothing in this Agreement shall be deemed to prohibit Executive from (a) owning not more than one percent (1%) of any class of publicly traded securities of a Competitor or (b) providing services to a subsidiary, division or unit of any Competitor so long as Executive and such subsidiary, division or unit does not engage in a business competitive with the Company or Parent (or any of their subsidiaries or affiliates);

(ii) solicit, raid, entice or induce any employee of the Company or Parent (or any of their subsidiaries or affiliates) to be employed by any other company (except to the extent that such employee has first responded to a general advertisement or general employment search by Executive’s place of employment at the time or Executive serving as a reference, upon request, for any employee of the Company, Parent or any of their affiliates); or

(iii) solicit competing business for any Competitor from, or transact such business for any Competitor with, any person, firm or corporation which at the time of termination of employment or within one (1) year prior thereto was a customer of the Company or Parent (or any of their subsidiaries or affiliates);

(iv) knowingly assist any person or entity in taking such action.

(b) The parties agree that Executive and the Company and Parent (which shall include the directors and officers of the Company and Parent only for the purposes of this Section 8(b)) for twelve (12) months following the Termination Date will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining the other, disparaging the other or otherwise reflecting poorly upon (i) if the Company and Parent, the business or the business reputation of the Company or Parent (or any of their subsidiaries or affiliates) or their respective employees, officers, directors, customers, suppliers, successors and assigns, including, without limitation, negative comments about any such company, its management methods, policies and/or practices or (ii) if Executive, the business and personal reputation of Executive. Notwithstanding the foregoing, nothing herein shall prohibit the parties from responding accurately and fully to any question, inquiry or request made in connection with any governmental inquiry, investigation, review, audit or proceeding, or as otherwise required by law.

(c) If Executive materially breaches his obligations under this Section 8, then the Company may, in addition to any rights and remedies then available to the Company (under Section 11 hereof or otherwise), cease providing the payments and benefits described in Section 7(b) or 7(c) and terminate any then-outstanding stock options and other equity awards, which such benefits shall be reinstated if Executive has cured such material breach, to the extent curable, within ten (10) days following receipt of notice from the Company.

9. Representations.

(a) Executive represents that he has full authority to enter into this Agreement and is not under any contractual restraint which would prohibit Executive from satisfactorily performing his duties to the Company (and, if applicable, Parent) under this Agreement.

(b) Executive acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. Executive has either obtained such advice or, after carefully reviewing this Agreement, has decided to forego such advice. Executive is not relying on any representation or advice from the Company or Parent or any of their respective officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

10. Arbitration. Subject to Section 11 below, the parties acknowledge and agree to the provisions of the Arbitration Agreement attached hereto as Exhibit H and incorporated by this reference.

11. Equitable Relief. Notwithstanding Section 10 above, Executive acknowledges that the Company and Parent are relying for its protection upon the existence and validity of the provisions of this Agreement, that the services to be rendered by Executive are of a special, unique and extraordinary character, and that irreparable injury will result to the Company and/or Parent from any violation or continuing violation of the provisions of Section 8 for which damages may not be an adequate remedy. Accordingly, Executive hereby agrees that in addition to the remedies available to the Company and/or Parent by law or under this Agreement, the Company and/or Parent shall be entitled to obtain such equitable relief as may be permitted by law in a court of competent jurisdiction including, without limitation, injunctive relief from any violation or continuing violation by Executive of any term or provision of Section 8.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of New Jersey.

13. Entire Agreement. It is understood, acknowledged and agreed that there are no oral agreements between the parties hereto or their affiliates and that this Agreement constitutes the parties’ and their affiliates’ entire agreement and supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto and their affiliates, and none thereof shall be used to interpret or construe this Agreement. This Agreement, and the exhibits attached hereto, the Confidentiality Agreement and the Indemnification Agreement contain all of the terms, covenants, conditions, warranties and agreements of the parties and their affiliates, shall be considered to be the only agreement between the parties hereto and their affiliates and their respective representatives and agents with respect thereto. Except as expressly stated in this Agreement, no party or its affiliates has made any statement or representation to the other party or its affiliates regarding any fact, which statement or representation is relied upon by the other party in entering into this Agreement. Except as expressly stated in this Agreement, in connection with the execution of this Agreement, no party to this Agreement or its affiliates has relied upon any statement, representation or promise of the other party or its affiliates not expressly contained herein.

14. Assignability.

(a) This Agreement is personal in nature and Executive shall not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

(b) Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement; provided, that Section 11 hereof shall run to the benefit of, and be enforceable by, Parent.

(c) In the event of a Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor (if any) and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

(d) The Company may assign this Agreement only to a successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume in writing and agree to perform this

Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

16. Notice. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other party by personal delivery, registered or certified mail (with return receipt), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s addresses or telecopy numbers as are set forth below such party’s signature to this Agreement in the case of the Company or Parent or the address listed on the Company’s records in the case of Executive, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 16. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable (or if given by registered or certified mail, upon the earlier of (i) actual receipt or (ii) three (3) days after deposit thereof in the United States mail).

17. Parachute Payment Excise Tax.

(a) Subject to Section 17(b), in the event that any payments or benefits (within the meaning of Section 280G(b)(2) of the Code) to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a Transaction (a “Payment” or “Payments”) are deemed “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(2)(A)(ii)) (the “Parachute Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Notwithstanding any other provision to the contrary, in the event the total amount of Payments does not exceed 110% of the Capped Amount, no Gross-Up Payment shall be made, and instead the total amount of Payments shall be reduced or limited to the Capped Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing any cash payments. The “Capped Amount” means three (3) times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus one dollar ($1).

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or any additional Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company may reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax, and all other applicable taxes (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 17(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that, if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”).

(e) An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when Executive has received from the applicable government taxing authority a refund of taxes or other reduction in Executive’s tax liability by reason of the Excise Payment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the statute of limitations with respect to Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be promptly repaid by Executive to the Company.

(f) Notwithstanding anything contained in this Agreement to the contrary, in the event that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

(g) Nothing in this Section 17 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(h) Any Gross-Up Payment payable hereunder shall be made to Executive no later than the end of the tax year following the tax year in which Executive remits payment of the applicable Excise Taxes to the applicable government taxing authority.

18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Construction. Executive and Company acknowledge and agree that (a) each party hereto is of equal bargaining strength, (b) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (c) each such party has consulted with such party’s own, independent counsel, and such other professional advisors as such party has deemed appropriate, relating to any and all matters contemplated under this Agreement, (d) each such party and such party’s counsel and advisors have reviewed this Agreement, (e) each such party has agreed to enter into this Agreement following such review and the rendering of such advice and (f) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

20. Survival. The representations and agreements of the parties set forth in Sections 4(l) (Liability Insurance), 7 (Consequences of Termination), 8 (Additional Post-Termination Obligations), 9 (Representations), 10 (Arbitration), 11 (Equitable Relief), 17 (Parachute Payment Excise Tax) and 21 (General 409A Compliance) shall survive the expiration or termination of this Agreement (irrespective of the reason for such expiration or termination).

21. General 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief, or outside counsel to the Company makes such determination and informs the Company thereof, the Company shall, after consulting with Executive, to the extent legally permitted, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that is considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay

Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 21(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, the parties to this Employment Agreement have executed this Employment Agreement as of the date first above written.

Abraxis BioScience, LLC

/s/ Patrick Soon-Shiong, M.D.
By: Patrick Soon-Shiong, M.D.
Its: Chief Executive Officer

Address for Notices:	Abraxis BioScience, LLC
11755 Wilshire Blvd., Suite 2000
Los Angeles, California 90025
Attention: General Counsel

Abraxis BioScience, Inc.

/s/ Patrick Soon-Shiong, M.D.
By: Patrick Soon-Shiong, M.D.
Its: Chief Executive Officer

Address for Notices:	Abraxis BioScience, Inc.
11755 Wilshire Blvd., Suite 2000
Los Angeles, California 90025
Attention: General Counsel

By signing below, the undersigned acknowledges and agrees that, except as expressly set forth in a written agreement signed by an authorized representative of the Company, the undersigned (i) has not been promised any equity interests in the Company or any of its subsidiaries, affiliates or predecessors and (ii) does not and will not have any right to any equity interests in the Company or any of its subsidiaries, affiliates or predecessors.

/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.